                      Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Belden Inc. of our report dated January 21, 1997, included in the 1996 Annual Report to Shareholders of Belden Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Belden Inc. Employee Stock Purchase Plan (No. 33-66830), the Belden Inc. Employee Long-Term Incentive Plan (No. 33-83154), and the Belden Inc. Non-Employee Director Stock Plan (No. 333-11071) of our report dated January 21, 1997, with respect to the consolidated financial statements of Belden Inc. incorporated herein by reference in this Annual Report (Form 10-K) for the year ended December 31, 1996.




/s/ Ernst & Young LLP
St. Louis, Missouri
March 12, 1997